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                                                                    Exhibit 12.1



                             COMPUTATION OF RATIOS


         The following table sets forth the computations used in determining the ratio of earnings to fixed charges and preferred distributions.





                                                   NINE MONTHS       NINE MONTHS           YEAR               YEAR
                                                      ENDED             ENDED              ENDED              ENDED
                                                     9/30/97           9/30/96            12/31/96           12/31/95
                                                    --------           --------           --------           --------
 Ratio of Earnings to Fixed Charges

                                                                                                              (d)
          Net income                                $  9,924           $ 11,533           $ 15,726           $ (9,031)


          less; equity in earnings of HCRC          $ (1,384)          $ (1,227)          $ (1,768)

          Add back interest (a)                     $  2,137           $  2,884           $  3,659           $
                                                    --------           --------           --------           --------

          Adjusted earnings (b)                     $ 10,677           $ 13,190           % 17,617

          Interest                                  $  2,137           $  2,884           $  3,659           $


          Class C Distributions                     $   4,98           $    498           $    662           $
                                                    --------           --------           --------           --------

          Total interest plus preferred
          dividends (c)                             $  2,635           $  3,382           $  4,321

          Ratio of Earnings to fixed charges
             and preferred distributions (b)/(c)        4.05               3.90               4.08
                                                    ========           ========           ========

                                                     YEAR                YEAR             YEAR
                                                     ENDED               ENDED            ENDED
                                                    12/31/94           12/31/93          12/31/92
                                                    --------           --------          --------
 Ratio of Earnings to Fixed Charges                  (d)

          Net income                                $(10,093)          $ 13,064          $  3,613



          less; equity in earnings of HCRC                             $   (112)         $   (732)

          Add back interest (a)                     $                  $  4,203          $  5,893
                                                    --------           --------          --------

          Adjusted earnings (b)                                        $ 17,155          $  8,774


          Interest                                  $                  $  4,203          $  5,893



          Class C Distributions                     $                  $      0          $      0
                                                    --------           --------          --------

          Total interest plus preferred
          dividends (c)                                                $  4,203          $  5,893

          Ratio of Earnings to fixed charges
             and preferred distributions (b)/(c)                           4.08              1.49
                                                    ========           ========          ========




(a)      Equals total interest, less non cash interest expense
(d)      Earnings were negative, therefore calculation cannot be made.